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Exhibit 23.2

Consent of Independent Certified Public Accountants

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 2, 2007, with respect to the consolidated financial statements of PDSHeart, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in the Registration Statement (Form S-1) and related Prospectus of CardioNet, Inc. dated August 15, 2007 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

West Palm Beach, Florida
August 15, 2007

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Consent of Independent Certified Public Accountants